Exhibit to Form N-SAR

At a meeting held on February 27, 2013,
the Board of Directors of Oppenheimer
SteelPath Master MLP Fund, LLC (the Fund) appointed Cohen Fund Audit Services, Ltd. as the independent registered public accounting firm to the Fund for the 2013 fiscal year to replace the firm of KPMG LLP.

The report of KPMG LLP on the Funds financial statements for the period from November 7, 2012
(date of organization) through December 17, 2012 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period November 7, 2012 through
February 27, 2013, there were no disagreements between the Fund and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused
KPMG LLP to make reference thereto in its report nor were there any reportable events as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

The Fund requested that KPMG LLP furnish it with a letter addressed to the Securities and Exchange
Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.